Exhibit 99.1

News Release

Wabtec Reports Record Quarterly Sales and Earnings; Increases Full-Year Guidance

WILMERDING, PA, July 24, 2012 – Wabtec Corporation (NYSE: WAB) today reported record results for the 2012 second quarter, including the following:

•	Second quarter sales were a record $610 million, 27 percent higher than the year-ago quarter, due mainly to strong growth in the Freight Group.

•	Income from operations was a record $101 million, or 16.5 percent of sales.

•

Earnings per diluted share were a record $1.33, compared to 75 cents in the 2011 second quarter. Excluding special items recorded in the 2011 second quarter, earnings per diluted share were 94 cents (non-GAAP) in the 2011 second quarter. For reconciliation with GAAP, see the table below.

•	At June 30, 2012, the company had cash of $234 million and debt of $443 million.

•	During the quarter, Wabtec repurchased 298,800 shares of company stock for about $22 million. The company has about $100 million remaining on a $150 million authorization.

Based on its second quarter results and outlook for the rest of the year, Wabtec increased its full-year 2012 guidance for earnings per diluted share to $5.10-$5.15, with revenues now expected to be up about 20 percent for the year. Previously, the company’s guidance was for earnings per diluted share of about $4.80, with revenue growth of about 15 percent.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “We had another strong quarter and are positioned to perform well in the second half of the year. The company continues to benefit from rigorous application of the Wabtec Performance System, its diverse business model and ongoing investments in strategic growth initiatives. Recently, we completed two acquisitions in support of our growth strategies: Mors Smitt, which expanded our geographic footprint; and Tec Tran, which added hydraulic braking technology.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

News Release

Set forth below is the calculation of the non-GAAP performance measure included in this press release. We believe that this measure provides useful supplemental information to assess our operating performance and to evaluate period-to-period comparisons. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec’s reported results prepared in accordance with GAAP.

Reconciliation of 2011 second quarter earnings per diluted share

Net income per diluted share in accordance with GAAP	75 cents
Add back after-tax charge for court ruling	25 cents
Deduct after-tax benefit from settlement	(3 cents	)
Deduct tax benefit	(3 cents	)

Net income per diluted share excluding special items	94 cents

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2012	Second Quarter 2011	For the Six Months 2012	For the Six Months 2011

Net sales	$609,820	$478,899	$1,193,129	$934,158
Cost of sales	(436,393)	(336,155)	(850,321)	(658,219)

Gross profit	173,427	142,744	342,808	275,939
Gross profit as a % of Net Sales	28.4%	29.8%	28.7%	29.5%

Selling, general and administrative expenses	(59,163)	(73,943)	(121,192)	(128,759)
Engineering expenses	(10,145)	(9,132)	(20,294)	(18,020)
Amortization expense	(3,254)	(3,307)	(6,347)	(6,421)

Total operating expenses	(72,562)	(86,382)	(147,833)	(153,200)
Operating expenses as a % of Net Sales	11.9%	18.0%	12.4%	16.4%

Income from operations	100,865	56,362	194,975	122,739
Income from operations as a % of Net Sales	16.5%	11.8%	16.3%	13.1%

Interest (expense) income, net	(3,509)	(3,793)	(7,233)	(7,477)
Other income (expense), net	223	(410)	109	50

Income from operations before income taxes	97,579	52,159	187,851	115,312

Income tax expense	(32,867)	(15,825)	(63,878)	(38,026)

Effective tax rate	33.7%	30.3%	34.0%	33.0%

Net income attributable to Wabtec shareholders	$64,712	$36,334	$123,973	$77,286

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$1.35	$0.75	$2.58	$1.61

Diluted
Net income attributable to Wabtec shareholders	$1.33	$0.75	$2.56	$1.60

Weighted average shares outstanding
Basic	47,835	47,950	47,740	47,805

Diluted	48,422	48,463	48,333	48,303

Sales by Segment
Freight Group	$407,706	$280,036	$804,994	$544,892
Transit Group	202,114	198,863	$388,135	$389,266

Total	$609,820	$478,899	$1,193,129	$934,158